Exhibit 11.1
LANVISION SYSTEMS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                        Fiscal Year
                                                           ----------------------------------------------------------

                                                                 1998                  1997                 1996
                                                           --------------        ----------------        ------------

Net (loss)                                                 $  (10,925,970)        $   (12,669,451)        $(4,668,540)
                                                           ==============         ===============         ===========
Average shares outstanding                                      8,811,019               8,827,478           8,283,761
Stock options:
 Total options                                                       --                      --                  --
 Assumed treasury stock buyback                                      --                      --                  --
Warrants assumed converted                                           --                      --                  --
Convertible redeemable preferred
 stock assumed converted                                             --                      --                  --
                                                           --------------         ---------------         -----------
Number of shares used in per
  common share computation                                      8,811,019               8,827,478           8,283,761
                                                           ==============         ===============         ===========

Basic net (loss) per share of common stock                 $        (1.24)        $         (1.44)        $      (.56)
                                                           ==============         ===============         ===========
Diluted net (loss) per share of common stock               $        (1.24)        $         (1.44)        $      (.56)
                                                           ==============         ===============         ===========

The diluted net (loss) per common share calculation, in fiscal 1998, 1997 and 1996, excludes the effect of the Stock Options and Warrants, as the inclusion thereof would be antidilutive.